Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Stone Tan China Acquisition Corp.

We hereby consent to the use in the Form S-4 of Stone Tan China Acquisition Corp., of our report dated March 3, 2009, with respect to the consolidated balance sheets of Stone Tan China Acquisition Corp. and Subsidiary (a corporation in the development stage) (collectively referred to as the “Company”), as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007, and for the period from January 24, 2007(inception) to December 31, 2008, and the Company’s internal control over financial reporting as of December 31, 2008, which report appears in the Form 10-K for the year ended December 31, 2008.

Our report dated March 3, 2009 contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company may face a mandatory liquidation by October 15, 2009, if a business combination is not consummated, which raises substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the caption “Experts”.

/s/ GUMBINER SAVETT INC.

Santa Monica, California

September 23, 2009